Exhibit 10.82

[Lonza Biologics plc Letterhead]

Patrick Murphy

Senior Vice President, Production Services

Abgenix, Inc.

6701 Kaiser Drive

Fremont, CA 94555

27th June 2003

Dear Mr. Patrick Murphy,

1.             The purpose of this letter agreement (“the Variation”) is to (i) acknowledge termination of that certain Product Supply Agreement (relating to product supply from the South Western Fermenter Hall), made between Lonza Biologics plc” (“LB”) and Abgenix, Inc. (“Abgenix”) on 20th November 2000 (“the Agreement”) and (ii) to modify the termination payment due LB from Abgenix under the Agreement.  All capitalized terms not otherwise defined in this Variation shall have the meanings set out in the Agreement.

2.             Under Clause 18.1 of Schedule 4 to the Agreement, Abgenix has the right to terminate the Agreement by notice in writing to LB.  LB agrees that Abgenix has served such notice and the parties agree that the Agreement shall terminate on 30th June 2003.

3.             Notwithstanding any provisions of the Agreement, the parties agree that, in consideration for LB being released from all of its obligations under the Agreement, the termination fee payable by Abgenix under Clause 18 of Schedule 4 to the Agreement shall be reduced to ₤17,000,000 (pounds sterling seventeen million).  Such termination fee shall be in full and final settlement of Abgenix’s obligations arising under Clauses 18.1 and 18.2 and LB’s obligations arising under Clause 18.3 of the Agreement.  Such termination fee shall be considered due in full on 30th June 2003 and shall be payable in 4 (four) equal installments of ₤4,250,000 on 1st October 2003, 1st February 2004, 1st May 2004 and 1st August 2004.  In the event that a payment is late, the full sum outstanding shall become payable immediately and interest shall accrue on any amount overdue at the rate of 4% (four percent) above the base lending rate from time to time of HSBC Bank, interest to accrue on a day to day basis both before and after judgment.

4.             LB hereby agrees, at no charge to Abgenix, to release those vials of Abgenix product currently under final release review at such time in 2003, after the date of this Variation when such final release review is complete.

5.             Each of the parties hereby agrees that, apart from the obligations set forth in this Variation, it has no claim against the other arising in respect of the Agreement.

6.             The parties acknowledge that as partial inducement to entering into this Variation, LB has agreed to make available manufacturing services to Abgenix on terms and conditions to be reflected in a separate agreement.

7.             Any clauses in the Agreement expressed to survive the termination of the Agreement shall so survive.

Yours sincerely,

/s/ Markus Gemuend

Markus Gemuend

Chief Executive Officer
For and on behalf of Lonza plc

Accepted in full the above terms:

/s/ Kurt Leutzinger

Name: Kurt Leutzinger
Title: CFO
For and on behalf of Abgenix, Inc.